EXHIBIT 10.8

Description of Executive Compensation

For the fiscal year ended August 28, 2009 compensation paid to the executive officers consisted of their individual salaries and Company matching 401K contributions. These amounts were as follows:

		401k
Name and Position	Salary	Contribution	Total

Robert A. Placek	$155,660	$5,526	$164,186
Chairman of the Board;
Director

C. Troy Woodbury, Jr.	$134,514	$6,975	$141,488
President and Chief
Executive Officer;
Director

James Traicoff	$95,445	$4,949	$100,494
Treasurer and Chief
Financial Officer

Effective October 9, 2009, the Board of Directors appointed C. Troy Woodbury Jr. as President and Chief Executive Officer of Wegener Corporation and WCI.  James Traicoff was appointed Treasurer and Chief Financial Officer of Wegener Corporation and WCI.  Robert Placek resigned as President and Chief Executive Officer of Wegener Corporation on October 9, 2009, but remains as Chairman of the Board of Wegener Corporation. On October 13, 2009, Ned L. Mountain tendered his resignation as director of Wegener Corporation and effective October 16, 2009, Mr. Mountain left WCI.  Mr. Mountain was President and Chief Operating Officer of WCI from January 2005 to October 2009 and Director of the Company from May 2003 to October 2009.  For the fiscal year ended August 28, 2009, compensation paid to Mr. Mountain was salary of $140,193 and a Company matching 401K contribution of $7,269.

The above salary amounts reflect a company-wide reduction in paid working hours by approximately 10% beginning in January 2009. Current annual base salaries in effect for the above executive officers are as follows: Robert A. Placek- $89,539; C.Troy Woodbury, Jr.- $143,924; and James Traicoff- $102,122. The compensation committee is currently reviewing the salary compensation of the executive officers as a result of the October 9, 2009 appointments.